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                       May 26, 2023

       Jeffrey Church
       Chief Financial Officer
       Imunon, Inc.
       997 Lenox Drive, Suite 100
       Lawrenceville, NJ 08648

                                                        Re: Imunon, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed March 30,
2023
                                                            File No. 001-15911

       Dear Jeffrey Church:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences